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                                                                    EXHIBIT 21.1


                       List of Registrant's Subsidiaries

      Tejas Securities Group Holding Company, a Texas corporation

      Tejas Securities Group, Inc., a Texas corporation

      Tejas Securities Group - East, L.L.C., a Georgia limited liability company